                                                                                                             EXHIBIT 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315

CATO REPORTS 3Q EPS UP 50%
3Q Results Exceed Latest Guidance

Charlotte, NC (November 19, 2015) – The Cato Corporation (NYSE: CATO) today reported net income of $8.3 million for the third quarter ended October 31, 2015, compared to net income of $5.7 million for the third quarter ended November 1, 2014, an increase of 46%. Earnings per diluted share for the third quarter were $0.30, compared to $0.20 last year, an increase of 50%. Sales for the third quarter ended October 31, 2015 were $223.3 million, a 4% increase over sales of $213.8 million for the third quarter ended November 1, 2014. Same-store sales for the quarter increased 2%.

For the nine months ended October 31, 2015, the Company earned net income of $55.0 million, compared to net income of $51.4 million for the nine months ended November 1, 2014, an increase of 7%. Earnings per diluted share were $1.97 compared to $1.82 last year, an increase of 8%. Sales for the nine months ended October 31, 2015 were $754.1 million, an increase of 2% from sales of $740.0 million for the nine months ended November 1, 2014. Year-to-date same-store sales decreased 1%.

For the quarter, the gross margin rate increased to 37.2% of sales from 36.3% last year, primarily due to higher merchandise margin. The SG&A rate for the quarter of 31.6% was flat to last year. The Company’s effective tax rate for the third quarter was 11.1% versus 20.5% last year. The low rates for the quarter are primarily due to a favorable tax adjustment in the third quarter which impacted earnings per diluted share by $.06.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	5
(704) 554-8510

Year-to-date, the gross margin rate increased to 39.4% of sales from 39.3% the prior year primarily due to higher merchandise margin offset by higher costs in our buying and merchandising areas . The year-to-date SG&A rate was 27.4% versus 27.5% last year primarily due to lower accrued incentive compensation expense. The year-to-date effective tax rate decreased to 33.2% versus 35.9% last year due to a favorable tax adjustment in the third quarter.

“Our third quarter results exceeded our latest guidance,” stated John Cato, Chairman, President, and Chief Executive Officer. “This was primarily the result of recent stronger sales trends and a favorable tax adjustment. We expect fourth quarter earnings per diluted share will be at the lower end of our original guidance range of $0.35 to $0.39 (versus $0.33 last year, an increase of 6% to 18%), due to unfavorable comparisons to fourth quarter last year. For the year, earnings per diluted share are now estimated to be in the range of $2.31 to $2.35 versus $2.15 last year, an increase of 7% to 9%.”

Year-to-date, the Company has opened 28 new stores, relocated eight stores, and closed four stores. The Company now expects to open 31 stores during 2015, down from our last estimate of 40 due to a lack of shopping center development and increased competition for available space. As of October 31, 2015, the Company operated 1,370 stores in 32 states, compared to 1,343 stores in 32 states as of November 1, 2014.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”. The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com. Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day. Select Versona merchandise can also be found at www.shopversona.com. It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	6
(704) 554-8510

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	7
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE PERIODS ENDED OCTOBER 31, 2015 AND NOVEMBER 1, 2014

(Dollars in thousands, except per share data)

		Quarter Ended			Nine Months Ended
	October 31,	%	November 1,	%	October 31,	%	November 1,	%
	2015	Sales	2014	Sales	2015	Sales	2014	Sales
REVENUES
Retail sales	$223,311	100.0%	$213,785	100.0%	$754,101	100.0%	$740,023	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,156	1.0%	2,225	1.0%	6,534	0.9%	6,778	0.9%
Total revenues	225,467	101.0%	216,010	101.0%	760,635	100.9%	746,801	100.9%
GROSS MARGIN (Memo)	83,048	37.2%	77,290	36.3%	296,835	39.4%	290,527	39.3%
COSTS AND EXPENSES, NET
Cost of goods sold	140,263	62.8%	136,495	63.8%	457,266	60.6%	449,496	60.7%
Selling, general and administrative	70,659	31.6%	67,623	31.6%	206,354	27.4%	203,442	27.5%
Depreciation	6,040	2.7%	5,422	2.5%	16,968	2.3%	16,297	2.2%
Interest and other income	(857)	-0.4%	(686)	-0.3%	(2,259)	-0.3%	(2,527)	-0.3%
Cost and expenses, net	216,105	96.8%	208,854	97.7%	678,329	90.0%	666,708	90.1%

Income Before Income Taxes	9,362	4.2%	7,156	3.4%	82,306	10.9%	80,093	10.8%
Income Tax Expense	1,043	0.5%	1,464	0.7%	27,310	3.6%	28,743	3.9%
Net Income	$8,319	3.7%	$5,692	2.7%	$54,996	7.3%	$51,350	6.9%

Basic Earnings Per Share	$0.30		$0.20		$1.97		$1.82
Diluted Earnings Per Share	$0.30		$0.20		$1.97		$1.82

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	8
(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 31,	November 1,	January 31,
	2,015	2014	2015
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$43,425	$83,749	$93,946
Short-term investments	216,602	157,548	162,185
Restricted cash	4,473	4,686	4,479
Accounts receivable - net	38,205	40,555	41,023
Merchandise inventories	136,101	127,786	137,549
Other current assets	13,555	10,885	15,269
Total Current Assets	452,361	425,209	454,451
Property and equipment – net	139,512	145,962	135,181
Noncurrent Deferred Income Taxes	4,567	1,375	3,363
Other assets	21,937	9,943	15,283
TOTAL	$618,377	$582,489	$608,278
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:	$173,993	$171,820	$193,901
Noncurrent Liabilities	36,847	32,994	34,179
Stockholders' Equity	407,537	377,675	380,198
TOTAL	$618,377	$582,489	$608,278

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234	9
(704) 554-8510